EXHIBIT 23.1

INDEPENDENT REGISTERED ACCOUNTING FIRM CONSENT

We consent to the use in this Registration Statement of China Logistics Group, Inc. and its subsidiary on Amendment No. 1 to Form S-1 of our report dated March 31, 2008, relating to the financial statements of China Logistics Group, Inc. and its subsidiary as of December 31, 2007 and 2006 and the related statements of operations, stockholders’ deficit and cash flows for the years ended December 31, 2007 and 2006.  We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ SHERB & CO., LLP
SHERB & CO., LLP

Boca Raton, Florida
January 28, 2009